SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 1, 2008
INTERMOUNTAIN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)
Idaho
(State or other jurisdiction of incorporation)

000-50667	82-0499463

(Commission File Number)	IRS Employer Identification No.
231 North Third Avenue
Sandpoint, Idaho 83864
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (208) 263-0505
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02(e) — Compensatory Arrangement with Certain Officers
          Effective January 1, 2008, Intermountain Community Bancorp (the “Company”) entered into amendments to the (i) Employment Agreements for Curt Hecker, President and CEO and Jerry Smith, Executive Vice President; (ii) Executive Severance Agreement for Doug Wright, Executive Vice President and Chief Financial Officer; and (iii) Salary Continuation Agreements for Curt Hecker and Jerry Smith.
          The respective agreements were amended as follows: (i) the severance protection period in the event of termination following a change in control in each of the agreements was increased from 12 months to 24 months; (ii) the agreements were amended to comply with Internal Revenue Code Section 409A; (iii) the Salary Continuation Agreements were amended to provide that the executive will receive an automatic retirement payment after reaching age of 60, instead of upon the date of termination (the term of payments made under the Salary Continuation Agreements are to continue, as before the amendment, for a total ten years); and (iv) Mr. Wright’s Executive Severance Agreement was amended to provide for a tax gross up benefit in the event accelerated payments due to termination following a change in control constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code).
          The remaining provisions of the respective agreements, which were previously filed by the Company as referenced in the Company’s 2006 Annual Report on Form 10-K, remain unchanged. Copies of the amended and restated agreements will be filed with the Company’s 2007 Annual Report on Form 10-K.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
          Dated: January 7, 2008

INTERMOUNTAIN COMMUNITY BANCORP
By:	/s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer

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